     Exhibit 99.1

RAMCO-GERSHENSON PROPERTIES TRUST
ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

FARMINGTON HILLS, Michigan, September 28, 2015 – Ramco-Gershenson Properties Trust (NYSE:RPT) (the “Company”) today announced that Gregory R. Andrews has resigned from his position as Chief Financial Officer and Secretary effective October 16, 2015, in order to pursue other career opportunities. Mr. Andrews’ departure does not result from any disagreement with Ramco-Gershenson on any matter relating to the Company’s operations, policies or practices.
"On behalf of everyone at Ramco-Gershenson, I would like to thank Greg for his contributions during his tenure as CFO, a time in which we have grown to a nearly $2.5 billion company and significantly strengthened our balance sheet,” said Dennis Gershenson, President and Chief Executive Officer. “Greg leaves behind a strong financial services and accounting team, which is well-positioned to handle the Company’s day-to-day financial activities. We wish Greg continued success in his future endeavors."

Mr. Andrews said, “I appreciate the opportunity that Dennis and the Board of Trustees gave me to serve the Company and its shareholders over the past six years. I wish the entire Ramco-Gershenson team great success in the years to come.”

The Company will conduct a search until such time as a new CFO is appointed. In the interim, Ms. Deborah R. Cheek, the Company’s Chief Accounting Officer, will act as the Company’s Principal Accounting Officer and, in this role, will be responsible for all public reporting responsibilities. Additionally, Mr. Dennis Gershenson, President and Chief Executive Officer, and Mr. John Hendrickson, Chief Operating Officer, will oversee other responsibilities held by Mr. Andrews until a new Chief Financial Officer is named.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's business is the ownership and management of large, multi-anchor shopping centers primarily in a dozen of the largest metropolitan markets in the United States.  At June 30, 2015, the Company owned interests in and managed a portfolio of 78 shopping centers and one office building with approximately 16.7 million square feet of gross leasable area. At June 30, 2015, the Company's core operating portfolio was 95.3% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.
This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202